Pentair, Inc.
5500 Wayzata Boulevard, Suite 800
Golden Valley, MN 55416
763 656 5278 Tel
763 656 5402 Fax
News Release
PENTAIR ANNOUNCES VICE CHAIRMAN’S RETIREMENT
GOLDEN VALLEY, Minn. — May 8, 2007 — Pentair, Inc. (NYSE: PNR) today announced that Richard J. Cathcart plans to retire as Vice Chairman and a director of the Company effective September 1, 2007. Cathcart joined Pentair in 1995, and most recently has led the Company’s global growth efforts.
“Throughout his career at Pentair, Rick was instrumental in the development and growth of our Water Group, which is a global leader in the industry today,” said Randall J. Hogan, chairman and chief executive officer. “Rick’s strategic vision, coupled with his effective business development skills, has made him a valuable member of our team. We are fortunate to have had his leadership.”
Mr. Cathcart began his career at Pentair as Executive Vice President for business development, where he identified water as a strategic area of growth. The following year, he was named Executive Vice President and President of the company’s Water Group, and was appointed chief operating officer of the Group in 2000. In 2005, Mr. Cathcart was appointed Vice Chairman to lead Pentair’s international business initiatives.
Prior to Pentair, Mr. Cathcart served as vice president and general manager of Honeywell’s Worldwide Building Control Division. He holds a bachelor’s of science degree in engineering from the United States Air Force Academy in Colorado Springs, Colorado, and served as a United States Air Force fighter pilot during the Vietnam War.
“It has been a great pleasure for me to have had the opportunity to lead Pentair’s growth into the water industry, including over 20 acquisitions,” Cathcart said. “Pentair is a strong and growing company with great business opportunities in its global markets.”
-more-

About Pentair, Inc.
Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Technical Products Group is a leader in the global enclosures and thermal management markets, designing and manufacturing thermal management products and standard, modified, and custom enclosures that house and protect sensitive electronics and electrical components. With 2006 revenues of $3.15 billion, Pentair employs approximately 15,000 people worldwide.
Contact:
Rachael Jarosh
Communications
Telephone: 763-656-5280
E-mail: rachael.jarosh@pentair.com